EXHIBIT 99.1

LITHIA MOTORS ACQUIRES CHRYSLER JEEP AND DODGE STORE IN TWIN FALLS, IDAHO

Lithia Now has Eight Stores in Idaho

MEDFORD, ORE. May 2, 2006 (12:00 p.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced its acquisition of Latham Motors in Twin Falls, Idaho. The store has annualized revenues of approximately $25 million and was added to Lithia’s operations as Lithia Chrysler Jeep Dodge of Twin Falls.

This is Lithia’s second dealership in the Twin Falls market. Lithia’s other store; Lithia of Twin Falls, sells the Chevrolet and Cadillac brands. Lithia also has three stores in Boise selling Ford, Chevrolet and Lincoln-Mercury brands; two stores in Pocatello, one selling Honda and another with Chrysler, Dodge and Hyundai brands; and one store in Caldwell selling the Chevrolet brand.

Lithia’s Chairman and CEO, Sid DeBoer, commented, “The Idaho market is very similar to the Oregon market where Lithia is headquartered and has its original operations. This Chrysler Dodge Jeep store along with our Chevrolet and Cadillac operations will allow us to better serve our customers with a broader product line in the Twin Falls market.“

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 95 stores and 193 franchises in 12 states in the Western United States and over the Internet through “Lithia.com-America's Car & Truck Store.“ Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

Forward Looking Statements
 This press release includes forward looking statements within the meaning of the “Safe-Harbor“ provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new store.